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                                                                  EXHIBIT 99.2

        Asyst Completes Next Stages In Acquisition Of Japan's MECS Corp.

Fremont, CA, March 27, 2000 - Asyst Technologies, Inc. (Nasdaq NM: ASYT) announced today that it has completed the next phase of its acquisition of MECS Corporation (MECS), by acquiring a majority ownership position of 79 percent. Based in Nagoya, MECS is one of Japan's leading suppliers of robotic systems used to automate sophisticated semiconductor and flat panel display manufacturing equipment. Originally announced September 22, 1999, the transaction was structured as a staged acquisition, with Asyst holding an initial minority share ownership of ten percent. Under terms of the agreement, Asyst agreed to move to a majority ownership position upon attainment by MECS of certain business objectives. The purchase agreement places an enterprise valuation on MECS of approximately $45 million. In its last full fiscal year ending March 1999, MECS had sales of approximately 4.7 billion Yen (approximately U.S. $43 million). Josui (Joe) Nashimoto, president of Asyst K.K., has assumed the title of Representative Director of MECS.

"We are pleased that the initial minority position which Asyst took in MECS has rapidly evolved into a majority ownership," noted Mihir Parikh, Asyst chairman and chief executive officer. "This acquisition greatly expands Asyst's direct presence in Japan. In addition, with Joe's experience and leadership, we are confident in our abilities to motivate existing employees and recruit world-class engineers and professionals to the Asyst-MECS team."

Parikh noted that despite representing 35 percent of the world's semiconductor equipment market, Japan has historically been an untapped market for non-Japanese automation companies. "We believe that our recent successes at Japan's leading IC manufacturers and equipment manufacturers strengthen our position to take advantage of opportunities in both 150 mm and 200 mm upgrades, as well as in Japan's increasing OEM automation market. To further capitalize on these opportunities, it was imperative that Asyst establish a more significant Japanese presence. By integrating the existing Asyst Japan organization with MECS, Asyst believes that it will be better positioned to provide comprehensive local engineering design, manufacturing, integration and support services than any of its Japanese or US-based competitors.

Parikh, elaborating on the unique nature of the acquisition, added, "It is Asyst's belief that this marks the first instance in which a major semiconductor equipment manufacturer has established a significant presence in Japan through an acquisition of an existing Japanese company. This acquisition strategically positions Asyst to meet Japan's unique challenges and opportunities, and affords us an increasingly strengthened platform for supporting and attracting major semiconductor IC and equipment manufacturers."

Josui Nashimoto noted, "Asyst has already infused strength into the MECS organization. Our cooperative efforts in joint product development, marketing and customer support for the growing installed base of Asyst products in Japan, strengthens Asyst's abilities to provide Japanese IC and Equipment Manufacturers with the latest and most innovative US and Japanese solutions."

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities and other factors more fully detailed in the Company's recent S-3 Registration Statement.

About Asyst:

Asyst Technologies, Inc. is the leading provider of SMIF-based minienvironment and manufacturing automation systems that enable semiconductor manufacturers to protect customers' valued assets throughout the manufacturing process while increasing manufacturing productivity. Asyst offers a broad range of 200 mm and 300 mm products that enable the Company to provide semiconductor manufacturers and OEMs automated manufacturing solutions for the transfer of wafers and information between the process equipment and the fab line.

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